Exhibit 10.1

Form of Cash Right – Addendum to Restricted Stock Award Agreement

[Letter Date]

FName MI. LName

Title

As of October 30, 2014 (the “Record Date”), Sears Holdings Corporation (the “Company”) distributed to each shareholder one transferable Subscription Right for every 85.1872 outstanding shares of common stock owned by that stockholder, to purchase up to $625 million in aggregate principal amount of 8% senior unsecured notes (due 2019) and warrants to purchase shares of its common stock (Rights Offering). Each Subscription Right entitled its holder to purchase from the Company their pro-rata portion of the $625 million aggregate principal amount of notes and warrants being sold by the Company.

Pursuant to action taken by the Company under the Sears Holdings Corporation 2006 Stock Plan and the 2013 Stock Plan (the “Plans”), instead of a distribution of such Subscription Rights with respect to any unvested shares of restricted stock awarded under the Plan as of the Record Date, a cash right (“Cash Right”) has been approved. Based on the unvested restricted shares awarded to you under the applicable Restricted Stock Award Agreement, you are hereby awarded the Cash Right(s) indicated below in lieu of any and all rights you would otherwise have had to Subscription Rights with respect to such unvested restricted shares. Any Cash Right is subject to the same vesting requirements and other terms set forth in the Restricted Stock Award Agreement(s) applicable to the unvested restricted shares.

Date of Grant	Unvested Restricted Shares	Cash Right		Vesting Date
Month Day, Year	X,XXX	$	XX.XX	Month Day, Year

OR

Date of Grant	Unvested Restricted Shares	Cash Right(s)		Vesting Date
Month Day, Year	X,XXX	$	XX.XX	Month Day, Year
Month Day, Year	X,XXX	$	XX.XX	Month Day, Year

SEARS HOLDINGS CORPORATION

By:	Dean Carter
Title:	VP, Talent and Human Capital Services